SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549



                                 FORM 8-K

                              CURRENT REPORT
                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



Date of Report (date of earliest event reported):  August 29, 1997



                          BOX ENERGY CORPORATION
          (Exact name of registrant as specified in its charter)


                                 Delaware
              (State or other jurisdiction of incorporation)

         1-11516                                         75-2369148
(Commission File Number)                  (IRS Employer Identification No.)

    8201 Preston Road, Suite 600
        Dallas, Texas                                     75225-6211
(Address of principal executive offices)                  (Zip Code)

                              (214) 890-8000
           (Registrant's telephone number, including area code)
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Item 1.  Changes in Control of Registrant.

     A change of control of Box Energy Corporation (the "Company") has occurred pursuant to the information contained in the Schedule 13D dated August 29, 1997 (the "Simplot Schedule 13D"), filed on behalf of Box Brothers Holding Company, a Delaware corporation ("BBHC"); BBHC Acquisition Co., L.L.C., a Delaware limited liability company (the "LLC"), as the owner of the BBHC Common Stock described in the following paragraph; S-Sixteen Limited Partnership, an Idaho Limited Partnership, ("S-Sixteen"), which is the sole member of the LLC; the J.R. Simplot Self-Declaration of Revocable Trust, dated December 21, 1989, an intervivos revocable trust of which J.R. Simplot is the trustee and beneficiary (the "Trust"), which is the sole general partner of S-Sixteen; and Mr. J. R. Simplot.

     BBHC is the record and beneficial holder of 1,840,525 shares (57.2%) of the outstanding Class A (Voting) Common Stock of the Company. On August 29, 1997, the LLC purchased, in privately negotiated transactions pursuant to a certain Master Settlement Agreement, all 33 shares of the outstanding Class A (Voting) Common Stock of BBHC and 38,472 of the 42,875 outstanding shares of Class B (Nonvoting) Common Stock of BBHC, from Tom Box, Don Box, Douglas Box, Gary Box, and entities controlled by them. The Simplot Schedule 13D states that the LLC purchased the securities with $21,800,000 of working capital contributed by S-Sixteen, none of which were borrowed funds. As part of the purchase, Mr. Simplot also agreed to offer to purchase the remaining 4,403 shares of outstanding BBHC Class B Common Stock.

     In connection with the LLC's purchase of the BBHC common stock, the Board of Directors of the Company expanded the size of the full Board of Directors of the Company to ten members and elected Mr. James A. Watt, Mr. David H. Hawk and Mr. James A. Lyle to fill the newly created directorships. Mr. Watt is the President and Chief Operating Officer of the Company. According to the Simplot
Schedule 13D, Mr. Hawk is the Director of Energy of J.R. Simplot Company and
Mr. Hawk and Mr. Lyle previously were members of a group with Mr. Simplot for purposes of filing a prior Schedule 13D relating to beneficial ownership of Company Class A Common Stock. Mr. Don Box remains a Director of the Company, but has indicated his willingness to resign as Chairman of the Board. The Simplot Schedule 13D states that Mr. Simplot will review with the Board of Directors of the Company the qualifications, background, willingness to serve, and other factors relating to each of the current members of the Board of Directors with a view to evaluating which members of the Board will continue to serve as Directors, and that Mr. Simplot may nominate himself or others to the Board of Directors in the future. Mr. Simplot has agreed with the Company not to replace current members of the Board of Directors until such time as a proposed settlement of certain litigation involving the Company that was brought by Mr. Simplot and others against the Box brothers and others is either approved or disapproved by a majority of the Board of Directors.

     Except as set forth below and otherwise in this Item 1, the Company has no knowledge of any arrangements, including any pledge by any person of securities of the Company or any of its parents, the operation of which may at a subsequent date result in a change in control of the Company.

     On June 3, 1997, the Company extended a $6.95 million dollar loan to BBHC
that   matures May 29, 1998, and requires monthly installment payments of
$100,000. BBHC pledged as collateral for the promissory note the 1,840,525 shares of the Company's Class A (Voting) Common Stock owned by BBHC. The pledge agreement provides that in the event that BBHC defaults on the note, the Company, upon five days' notice to BBHC, has the right to foreclose upon and sell the collateral stock and to bid for and buy the stock (except at a private sale). The pledge agreement also provides that upon the occurrence and during the continuance of an event of default, the Company may direct the vote of such stock.

                                SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 12, 1997
                                   BOX ENERGY CORPORATION


                                   By  /s/ James A. Watt
                                        James A. Watt
                                        President and Chief
                                        Operating Officer